Exhibit 99.1

FOR IMMEDIATE RELEASE:

December 24, 2009

Media Contact:

Roger Johnson, Overstock.com, Inc.

+1 (801) 947-4430

rojohnson@overstock.com

Investor Contact:

Kevin Moon, Overstock.com, Inc.

+1 (801) 947-3282

kmoon@overstock.com

Overstock.com Announces Receipt of NASDAQ Extension Letter

Compliance date set for May 17, 2010

SALT LAKE CITY — Overstock.com, Inc. (NASDAQ: OSTK) today announced that it received a letter from the NASDAQ Stock Market (“NASDAQ”) granting Overstock.com an exception to enable the company to regain compliance with NASDAQ’s listing rules.  In response to a compliance plan submitted by the company, NASDAQ is requiring that the company file its Form 10-Q for the period ended September 30, 2009 by May 17, 2010.

“At this point, I fully expect that we will regain compliance well before the May 17 deadline,” said Jonathan Johnson, President of Overstock.com.  “We are in the process of engaging independent auditors, and we are in discussions with the SEC to answer the staff’s questions on the accounting matters that lead to our filing an unreviewed Form 10-Q.”

NASDAQ earlier notified Overstock.com that the company violated NASDAQ Listing Rules when the company filed an unreviewed Quarterly Report on Form 10-Q for the period ended September 30, 2009 that did not contain the certifications required under sections 302 and 906 of the Sarbanes-Oxley Act of 2002.

If Overstock.com does not file a compliant Form 10-Q for the period ended September 30, 2009 by May 17, 2010, NASDAQ has said that it will provide the company with written notification that the company’s securities will be delisted.  At such time, Overstock.com will have the opportunity to appeal that decision to the NASDAQ Hearings Panel.

About Overstock.com

Overstock.com, Inc. is an online retailer offering brand-name merchandise at discount prices.  The company offers its customers an opportunity to shop for bargains conveniently, while offering its suppliers an alternative inventory distribution channel.  Overstock.com, headquartered in Salt Lake City, is a publicly traded company listed on the NASDAQ Global Market System and can be found online at http://www.overstock.com. Overstock.com regularly posts information about the company and other related matters on its website under the heading “Investor Relations.”

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Overstock.com® is a registered trademark of Overstock.com, Inc.  Any other trademarks are the property of their respective owners.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include all statements other than statements of historical fact, including statements regarding our ability file a plan to regain compliance under NASDAQ Listing Rules by May 17, 2010.  Our Form 10-K/A for the year ended December 31, 2008 our subsequent quarterly reports on Form 10-Q, or any amendments thereto, and our other subsequent filings with the Securities and Exchange Commission identify important factors that could cause our actual results to differ materially from those contained in our projections, estimates or forward-looking statements.